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                           FORM OF FIRST AMENDMENT TO
                             BROKER-DEALER AGREEMENT
                                     BETWEEN
                              THE BANK OF NEW YORK
                                       AND
                             RBC DAIN RAUSCHER INC.

         This First Amendment (the "Amendment") to the Broker-Dealer Agreement, dated June 14, 2004 (the "Agreement"), between The Bank of New York (the "Auction Agent") (not in its individual capacity, but solely as agent of RMR Hospitality and Real Estate Fund (the "Fund"), pursuant to authority granted to it in the Auction Agency Agreement dated as of June 14, 2004, between the Fund and the Auction Agent (the "Auction Agency Agreement")) and RBC Dain Rauscher Inc. (together with its successor and assigns, "BD") is entered into effective the ___ day of September, 2005.

         WHEREAS the Agreement provides for the BD to participate in each Auction (as defined in the Agreement) of auction preferred shares, par value $.0001 per share, designated Series Th Preferred Shares, liquidation preference $25,000 per share ("Preferred Shares"), pursuant to Article X of the Fund's Bylaws (as defined in the Agreement), for which the Auction Agent pays to BD a service fee from moneys received from the Fund;

         WHEREAS the Fund issued 680 Preferred Shares on June 14, 2004 (the "Outstanding Series Th Preferred Shares"); and

         WHEREAS the Fund proposes to issue an additional 440 Preferred Shares on or about September __, 2005 (the "New Series Th Preferred Shares" and, together with the Outstanding Series Th Preferred Shares, the "Outstanding Shares").

         WHEREAS it is required to have separate CUSIP numbers for each of the Outstanding Series Th Preferred Shares and New Series Th Preferred Shares in order to facilitate the [first Interest Payment] after the [Closing Date].

         WHEREAS on the Auction Date immediately preceding [second/first] [Interest Payment Date] of the New Series Th Preferred Shares separate CUSIPs will not be required as a result of both the Outstanding Series Th Preferred Shares and New Series Th Preferred Shares having identical [Rate Periods].

         NOW, THEREFORE, the Auction Agent and BD hereby agree to amend the Agreement as herein provided.

         1. AUCTIONS FOR THE OUTSTANDING SHARES. The BD hereby agrees to participate in an Auction for the Outstanding Shares.

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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Agreement to be duly executed and delivered by their proper and duly authorized officers as of the __ day of September, 2005.



                                THE BANK OF NEW YORK, as Auction Agent


                                By:
                                   ------------------------------------------
                                   Name:
                                   Title:


                                RBC DAIN RAUSCHER INC.


                                By:
                                   ------------------------------------------
                                   Name:
                                   Title: